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                                                                    EXHIBIT 99.1

                PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
                        SAFE HARBOR COMPLIANCE STATEMENT
                         FOR FORWARD-LOOKING STATEMENTS

     In passing the Private Securities Litigation Reform Act of 1995 (the "Reform Act"), 15 U.S.C.A. Sections 77z-2 and 78u-5 (Supp. 1996), Congress encouraged public companies to make "forward-looking statements" by creating a safe harbor to protect companies from securities law liability in connection with forward-looking statements. Medaphis Corporation ("Medaphis" or the "Company") intends to qualify both its written and oral forward-looking statements for protection under the Reform Act and any other similar safe harbor provisions.

     "Forward-looking statements" are defined by the Reform Act. Generally, forward-looking statements include expressed expectations of future events and the assumptions on which the expressed expectations are based. All forward-looking statements are inherently uncertain as they are based on various expectations and assumptions concerning future events and they are subject to numerous known and unknown risks and uncertainties which could cause actual events or results to differ materially from those projected. Due to those uncertainties and risks, the investment community is urged not to place undue reliance on written or oral forward-looking statements of Medaphis. The Company undertakes no obligation to update or revise this Safe Harbor Compliance Statement for Forward-Looking Statements (the "Safe Harbor Statement") to reflect future developments. In addition, Medaphis undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time.

     Medaphis provides the following risk factor disclosure in connection with its continuing effort to qualify its written and oral forward-looking statements for the safe harbor protection of the Reform Act and any other similar safe harbor provisions. Important factors currently known to management that could cause actual results to differ materially from those in forward-looking statements include the disclosures contained in the Quarterly Report on Form 10-Q to which this statement is appended as an exhibit and also include the following:

SUBSTANTIAL LEVERAGE; ABILITY TO SERVICE DEBT

     The Company has substantial indebtedness and, as a result, significant debt service obligations. The Company's ability to make payments on its debt obligations will depend on its future operating performance, which will be affected by prevailing economic conditions and financial, business and other factors, certain of which are beyond the Company's control. If the Company is unable to service its indebtedness, it will be required to adopt alternative strategies, which may include actions such as reducing or delaying capital expenditures, selling assets, restructuring or refinancing its indebtedness or seeking additional equity capital. There can be no assurance that any of these strategies could be effected on satisfactory terms.

     The degree to which the Company is leveraged could have important consequences, including: (i) the Company's ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions or other general corporate purposes may be impaired; (ii) a substantial portion of the Company's cash flow from operations may be dedicated to the payment of principal and interest on its indebtedness, thereby reducing the funds available to the Company for its operations; (iii) the Company's existing indebtedness contains, and future financings are expected to contain, financial and other restrictive covenants, including without limitation those restricting the incurrence of additional indebtedness, the creation of liens, the payment of dividends, sales of assets, capital expenditures, and prepayment of indebtedness and those requiring maintenance of minimum net worth, minimum EBITDA and minimum interest coverage and limiting leverage; (iv) certain of the Company's borrowings are and will continue to be at variable rates of interest which expose the Company to the risk of increases in interest rates; and (v) the Company may be more leveraged than certain of its competitors, which may place the Company at a relative competitive disadvantage and make the Company more vulnerable to changes in its industry and changing economic
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conditions. As a result of the Company's level of indebtedness, its financial capacity to respond to market conditions, extraordinary capital needs and other factors may be limited.

LIQUIDITY

     The Company expects to consummate the sale of its Hospital Services segment prior to December 15, 1998 and to use a portion of the net proceeds from the sale to pay off the Credit Facility. There can be no assurance that the sale will close by such date or at all. If the sale is not consummated prior to December 15, 1998, the Company will not have sufficient liquidity without obtaining an additional waiver from the requisite lenders under the Credit Facility or alternate sources of liquidity. There can be no assurance that any required waiver or alternate source of liquidity will be available to the Company or can be obtained on terms and conditions satisfactory to the Company.

LITIGATION AND GOVERNMENT INVESTIGATIONS

     Numerous federal and state civil and criminal laws govern medical billing and collection activities. In general, these laws provide for various fines, penalties, multiple damages, assessments and sanctions for violations, including possible exclusion from Medicare, Medicaid and certain other federal and state healthcare programs.

     The United States Attorney's Office for the Central District of California conducted an investigation of the billing and collection practices in two offices of the Company's wholly owned subsidiary, Medaphis Physician Services Corporation ("MPSC"), which offices are located in Calabasas and Cypress, California (the "Designated Offices") (the "California Investigation"). Medaphis first became aware of the California Investigation on June 13, 1995 when search warrants were executed on the Designated Offices and it and MPSC received grand jury subpoenas. Medaphis received an additional grand jury subpoena on August 22, 1997, with which it complied. The subpoena required, among other things, records of any audit or investigative reports relating to the billing of payors globally for radiological services during the period January 1, 1991 to date and any refunds owed to or issued to payors with respect to such global billing reports in the Company's various offices, including the Designated Offices.

     Investigations such as the California Investigation can be initiated following the commencement of qui tam litigation which is commenced under applicable state federal statutes and is maintained under court seal without disclosure to the defendant. Under the applicable statutes, the United States and the appropriate state or states may elect to intervene fully or partially in qui tam litigation and proceed with the action.

     On February 6, 1998, on application of the United States, the United States District Court for the Central District of California issued an order partially lifting the seal on the qui tam suit entitled United States of America and State of California, ex rel. Relator I and Relator II v. Compmed Corporation, Medaphis Corporation, Does 1 to 200, Inclusive. Civil Action No. 94-8158 LGB (kx)(the "Complaint"). On February 11, 1998, the United States provided Medaphis with a copy of the Complaint, Substitution of Attorney, and Order which prohibited the Company from making any use of the Complaint, including any public disclosure, other than for the purposes of settlement negotiations, without further order of the Court. On February 12, 1998, upon the joint application of Medaphis and the United States, the Court issued an order modifying its February 6, 1998 order to allow Medaphis to make public disclosures concerning the Complaint and its contents to the extent that Medaphis determined such disclosures were required by applicable securities laws, provided that such disclosures did not reveal the Relators' identities.

     According to the Complaint, filed December 20, 1995 by the Relators and which contains allegations raised by them, the action is to recover damages and civil penalties on behalf of the United States and the State of California arising out of alleged false claims presented by the defendants on behalf of their clients for payment under various state and federal insurance programs. The Complaint includes causes of action under the Federal False Claims Act, 31 U.S.C. sec 3729 et seq., and the California False Claims Act, Cal. Gov't Code sec. 12650 et seq. The Complaint also includes causes of action relating to Medaphis' termination of Relator II, including a count under the state and federal whistleblower protection statutes.

     The Company recorded charges of $12 million in the third quarter of 1995 solely for legal and administrative fees, costs and expenses it anticipates incurring in connection with the California Investigation and certain putative class action lawsuits which were filed in 1995 following the Company's announcement of the California Investigation. Since the third quarter of 1995, the Company has periodically adjusted this reserve, as necessary, including a $0.3 million increase in the second quarter of 1998. Such adjustments to the reserve have aggregated to a net reduction of $0.5 million. The reserve currently covers only the anticipated expenses of the California Investigation and the related lawsuits and does not include any provision for fines, penalties, damages, assessments, judgments or sanctions that may arise out of such matters, as such amounts are not currently estimable.

     During the third quarter of 1998, the Company reached an agreement to settle with the United States, the State of California and the Relators on all claims related to the California Investigation and underlying qui tam litigation. Such settlements provide for the payment by the Company of $3.6 million in the aggregate, the dismissal of all pending proceedings against the Company and the release of various other claims arising out of the California Investigation. As a part of these settlements, CompMed, Inc., a company acquired by the Company in 1992, pled guilty to a single criminal count.

     In September 1996, MPSC became aware of apparently inadvertent computer software errors affecting some of its electronic billing to carriers in the State of California. The error, which primarily impacts certain managed care plans, relates to global billing (i.e., billing for the professional and technical components of a service) for certain radiological services under circumstances where the radiologist is only entitled to bill for the professional component of such services. The Company believes such inadvertent errors may have caused overpayments on certain claims submitted on behalf of clients in the State of California. The full extent of overpayments by carriers and beneficiaries cannot be determined by the Company, but as notifications to the affected clients and carriers occur, and refunds or offsets are sought, the Company may be required to return to clients its portion of fees previously collected, and may receive claims for alleged damages as a result of the error. The Company is unable to estimate the possible range of loss, if any.

     The Company learned in March 1997 that the United States Department of Justice and the United States Attorney in Grand Rapids, Michigan were investigating allegations concerning the Company's wholly owned subsidiary, Gottlieb's Financial Services, Inc. ("GFS")(the "GFS Investigation"). Beginning in February 1998, the Office of the Inspector General of Health and Human Services requested information from GFS following an audit of a GFS client. GFS has complied with those requests. In 1993, Medaphis acquired GFS, an emergency room physician billing company located in Jacksonville, Florida, which had developed a computerized coding system. In 1994, Medaphis acquired and merged into GFS another emergency room physician billing company, Physician Billing, Inc., located in Grand Rapids, Michigan. For each of the years ended December 31, 1996 and 1997, GFS represented approximately 7% of Medaphis' revenue. During those years, GFS processed approximately 5.6 million and 6.25 million claims, respectively, approximately 2 million and 2.3 million of which, respectively, were made to government programs. The government requested that GFS voluntarily produce records, and GFS complied with that request. The Company recorded charges of $2 million and $1 million in the second and third quarters of 1997, respectively, and $0.7 million and $0.1 million in the second and third quarters of 1998, respectively, solely for legal and administrative fees, costs and expenses in connection with the GFS


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Investigation, which charges do not include any provision for fines, penalties, damages, assessments, judgments or sanctions that may arise out of this matter.

     While the Company denies the contentions of the government, the Company has determined it is in its best interest to settle such claims. Accordingly, the Company has reached an agreement in principle with the United States to settle the matters related to the GFS Investigation on an ability to pay basis. The settlement, which is subject to definitive documentation, requires the Company to pay to the United States and the various states a total of $15 million, of which $8 million will be paid within 10 days of the execution of a definitive Settlement Agreement among the parties, with the balance of $7 million being paid in eight equal quarterly installments over 1999 and 2000. The deferred portion of the settlement payment will bear interest at the one year Treasury Bill rate. The Settlement Agreement will provide for the dismissal with prejudice of claims against the Company and the release by the United States of civil and administrative claims arising out of the emergency room billing of government programs services provided by GFS from 1993 through the date of the Settlement Agreement.

     The Company recorded a litigation settlement charge of $19.5 million in the quarter ended September 30, 1998 in connection with the settlement of the California Investigation and the agreement in principle with respect to the GFS Investigation.

     In connection with the settlement of the California and GFS Investigations, the Company entered into a Corporate Integrity Agreement with the Office of the Inspector General of the Department of Health and Human Services. This Agreement, which has a term of sixty-five months, provides that the government will not seek to exclude the Company from participation in governmental health care programs based on the conduct alleged in the California and GFS Investigations and requires the Company to continue its existing compliance program, augmented by an annual third party review and additional reporting requirements.

     In addition, the Company decided in April 1998 to transition GFS from a computerized coding system to manual coding. There can be no assurances that the Company will not be subject to customer complaints, claims and contract terminations as a result of the coding system transition or modifications previously made to the system. See "Management's Discussion and Analysis of Results of Operations -- Liquidity and Capital Resources."

     The Company and its clients from time to time have received, and the Company anticipates that they will receive in the future, official inquiries (including subpoenas, search warrants, as well as informal requests) concerning particular billing and collection practices related to certain subsidiaries of the Company and its many clients.

     On November 1, 1996, Thomas W. Brown, Administrator, Thomas W. Brown Profit Sharing Plan filed a shareholder derivative lawsuit in the United States District Court for the Northern District of Georgia alleging that certain of Medaphis' current and former directors breached their fiduciary duties, were grossly negligent, and breached various contractual obligations to Medaphis by allegedly failing to implement and maintain an adequate system of internal accounting controls, allowing Medaphis to commit securities law violations and damaging Medaphis' reputation (the "Derivative Suit"). The plaintiff seeks unspecified compensatory damages and costs on behalf of the Company. On January 28, 1997, Medaphis and certain individual defendants filed a motion to dismiss the complaint. On February 11, 1997, the plaintiff filed an amended complaint adding as defendants additional current and former directors and officers of Medaphis. On April 23, 1997, Medaphis and all other defendants filed a motion to dismiss the amended complaint, which motion was denied without prejudice. The parties entered into a Stipulation and Settlement Agreement dated June 26, 1998 (the "Derivative Stipulation") to settle the Derivative Suit. The Derivative Stipulation provides for the enactment of procedures for governance of the Audit Committee of the Board of Directors and for such attorney's fees and expenses as may be awarded by the court in an amount not to exceed $250,000 (to be paid by the Company's directors' and officers' liability insurance carrier). The court granted final approval to the settlement on September 29, 1998, and ordered all claims dismissed.

     On November 7, 1996, Health Systems International, Inc. filed suit in the Superior Court for the State of California, County of Los Angeles against Medaphis, Randolph G. Brown, and "Does 1-50," who are alleged to be unnamed Medaphis directors, officers and employees. Generally, this lawsuit alleges that the defendants violated federal and California securities laws and common law by, among other things, making material misstatements and omissions in public and private disclosures in connection with the acquisition of Health Data Sciences Corporation ("HDS"). Plaintiff seeks rescissory, compensatory and punitive damages in excess of $100 million, rescission, injunctive relief and


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cost. On January 10, 1997, the defendants filed a demurrer to the complaint. On
February 5, 1997, the Court overruled defendants' demurrer. On March 18, 1997, the court denied the plaintiff's motion for a preliminary injunction. On July 16, 1997, plaintiff filed an amended complaint adding several new parties, including current and former directors and former and current officers of Medaphis. All of the newly added defendants have responded to the amended complaint. As a result of the Company's restatement of its fiscal 1995 financial statements, the Company may not be able to sustain a defense to strict liability on certain claims under the Securities Act, but the Company believes that it has substantial defenses to the alleged damages relating to such Securities Act claims. The Company is unable to estimate a possible range of loss.

     A putative class action complaint was filed by Ernest Hecht and Stephen D. Strandberger against Steven G. Papermaster, Robert E. Pickering, Jr., David S. Lundeen, Norman Smith, Raymond J. Noorda, Gregory A. Grosh, Medaphis and Randolph G. Brown on November 12, 1996 in the Superior Court, Law Division, Essex County, State of New Jersey. The alleged class consists of persons and entities whose options to purchase BSG Corporation ("BSG") common stock were converted to Medaphis stock options in connection with Medaphis' acquisition of BSG. The plaintiffs allege failure to perform diligence, breaches of fiduciary duties of candor, loyalty and fair dealing and negligence against the BSG defendants (Papermaster, Pickering, Lundeen, Smith, Noorda and Grosh) and fraud and deceit against the Medaphis defendants (Medaphis and Brown). Plaintiffs seek unspecified compensatory and punitive damages, as well as fees, interest and other costs. On April 18, 1997, the Medaphis defendants and BSG defendants filed motions to dismiss the complaint. On or about July 3, 1997, in lieu of responding to these motions, the plaintiffs filed an amended complaint, adding new claims under the Securities Act and common law and new parties, including former officers of Medaphis, Medaphis' former independent accountants and BSG. On or about October 29, 1997, all defendants filed motions to dismiss the amended complaint. On May 12, 1998, the court ruled in favor of defendants on the motions, dismissing all of plaintiffs' claims with prejudice and without leave to amend. On May 15, 1998, the Judge signed an order to that effect. The plaintiffs have appealed from this order, and that appeal is pending. The Company is unable to estimate a possible range of loss.

     On February 28, 1997, Steven G. Papermaster, Raymond J. Noorda and two entities they control (collectively, the "BSG Principals") made a demand for indemnification under an indemnification agreement executed by Medaphis in connection with its acquisition of BSG in May 1996. The indemnification demand claims damages of $35 million (the maximum damages payable by Medaphis under the indemnification agreement) for the alleged breach by Medaphis of its representations and warranties made in the merger agreement between Medaphis and BSG. On December 31, 1996, Medaphis entered into a standstill and tolling agreement with Mr. Noorda, Mr. Papermaster and other former BSG shareholders, which, as extended, runs through March 31, 1999. The standstill and tolling agreement extends any applicable statute of limitations for claims by the former BSG shareholders and provides that neither party will file suit against the other prior to the expiration of the agreement. In June 1998, the Company and the BSG Principals reached an agreement in principle to settle the claims made on behalf of the former BSG shareholders in exchange for approximately 3.2 million shares of Medaphis Common Stock, subject to negotiation and definitive documentation of other terms and conditions of the settlement. The Company recorded a litigation settlement charge of $21.3 million in the quarter ended June 30, 1998 in connection with this agreement in principle. The charge reflects 3.2 million shares of Medaphis Common Stock valued at the fair value per share on the date on which the material terms of the agreement in principle was reached. The Company classified the entire $21.3 million liability associated with the proposed settlement as noncurrent since such obligation will be settled with Common Stock rather than current assets and the exact timing of the payments of claims pursuant to such settlement is not determinable.

      On November 9, 1998, the parties entered into a letter of intent with respect to the settlement of the BSG Principals' claims. The terms of the letter of intent, which vary from the previously announced agreement in principle, provide for the payment by the Company to the BSG Principals of 4.5 million shares of the Company's Common Stock and $2.5 million in cash, to be funded by the Company's directors' and officers' liability insurance. The settlement is subject to the consent and approval of the Company's insurer and its funding of the cash portion of the settlement. Based on the price of the Company's Common Stock on the date of the letter of intent, the settlement would result in a charge of approximately $17.7 million, $2.5 million of which would be funded by insurance. Since the Company had previously estimated this liability at $21.3 million, the Company will reduce this liability in the fourth quarter of 1998 by $3.6 million.

     On April 21, 1997, James F. Thacker, Alyson T. Stinson, Carol T. Shaumaker, Lori T. Caudill, William J. Dezonia, the James F. Thacker Retained Annuity Trust and the Paulanne H. Thacker retained Annuity trust filed a complaint against the Company and Randolph G. Brown in the United States District Court for the Southern District of New York arising out of Medaphis' acquisition of Medical Management Sciences, Inc. ("MMS") in December of 1995. The complaint was brought on behalf of all former shareholders of MMS who exchanged their MMS holdings for unregistered shares of Medaphis Common Stock. In general, the complaint alleged common law fraud and violations of the federal securities laws in connection with the merger. In addition, the complaint alleged


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 breaches of contract relating to the merger agreement and a registration rights agreement, as well as tortious interference with economic advantage and declartory judgment. Defendants filed a motion to dismiss the complaint. On September 29, 1998, the Court granted Defendants' motion to dismiss with respect to all securities law, fraud and tort claims. Plaintiffs' claims for breach of contract and declaratory judgement remain outstanding. Plaintiffs have sought leave to file a supplemental amended complaint asserting solely the contract and declaratory judgment claims, and seeking rescission of the merger agreement and return of all MMS shares, damages in excess of $100 million, and voiding of various non-compete covenants and contract provisions between Medaphis and plaintiffs. The Company expects that discovery, which had been stayed pending resolution of the motion to dismiss, will commence in the near term. The Company is unable to estimate a possible range of loss.

     On August 12, 1997, George D. Stickle filed a putative class action complaint against Medaphis, Randolph W. Brown, Michael R. Cote and James S. Douglas in the United States District Court for the Northern District of Georgia. The complaint asserted claims under the Exchange Act on behalf of all persons who purchased or otherwise acquired Medaphis Common Stock between February 6, 1996 and October 21, 1996. The complaint also asserted claims under the Securities Act on behalf of a subclass consisting of all persons and entities who, in connection with the merger of the Company and HDS, acquired options to purchase shares of Medaphis Common Stock between February 6, 1996 and October 21, 1996. The complaint seeks recission, unspecified recissory and compensatory damages, and interest, fees and other costs. The parties entered into a Stipulation and Agreement of Settlement dated June 26, 1998 (the "Stickle Stipulation") to settle the Stickle putative class action suit on a class wide basis for $137,500 in cash (to be paid by the Company's directors' and officers' liability insurance carrier) and 61,553, shares of Medaphis Common Stock (based on a price per share of Medaphis Common Stock of approximately $7). The Company recorded a litigation settlement charge of approximately $0.4 million in the quarter ended June 30, 1998 in connection with this agreement. On June 26, 1998, the court entered an order substituting Peter Gladkin as lead plaintiff in lieu of George Stickle, granted preliminary approval of the settlement and conditionally certified the class for settlement purposes only. On September 29, 1998, the court granted final approval to the settlement and ordered all claims dismissed.

     The Company also has received other written demands from various stockholders, including stockholders of recently acquired companies. To date, these other stockholders have not filed lawsuits. A number of the former stockholders of Rapid Systems Solutions, Inc. ("RSSI"), a company acquired by the Company in 1996, opted out of the settlement of the 1996 Class Action against the Company and made claims against the Company, alleging securities fraud and other potential causes of action in connection with the acquisition. The Company has settled with each of such former RSSI stockholders for a total of $444,000 in cash, in the aggregate, to be funded by the Company's directors' and officers' liability insurer, and the forgiveness of certain indebtedness. The Company recorded a litigation settlement charge of $1.2 million in the quarter ended September 30, 1998 in connection with this settlement.

     On January 8, 1997, the Securities and Exchange Commission (the "Commission") notified the Company that it was conducting a formal, non-public investigation into, among other things, certain trading and other issues related to Medaphis' August 14, 1996 and October 22, 1996 announcements of the Company's loss for the quarter ended September 30, 1996 and its restated consolidated financial statements for the three months and year ended December 31, 1995 and its restated unaudited balance sheets as of March 31, 1996 and June 30, 1996. In addition, the Company believes that the Commission is investigating the Company's restatement of its interim financial statements for each quarter of 1996 and the November 19, 1997 and December 23, 1997 restatements of the Company's financial statements. The Company has cooperated with the Commission in its investigation and will continue to do so.

     Although the Company believes that it has meritorious defenses to the claims of liability or for damages in the actions against and written demands placed upon the Company, there can be no assurance that additional lawsuits will not be filed against the Company. Further, there can be no assurance that the lawsuits, the written demands and the pending governmental investigations will not have a disruptive effect upon the operations of the business, that the written demands, the defense of the lawsuits and the pending investigation will not consume the time and attention of the senior management of the Company, or that the resolution of the lawsuits, the written demands and the pending governmental investigations will not have a material adverse effect upon the Company, including, without limitation, the Company's results of operations, financial position and cash flow. Because the Company is unable to estimate a range of loss with respect to certain of the pending claims, the Company has not accrued any amounts for any damages, settlements, penalties or awards with respect to such unsettled claims, except as otherwise disclosed.


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PRIOR PERIOD LOSSES

     The Company has had net losses in each of 1995, 1996, 1997 and the first nine months of 1998. Such losses have resulted in substantial part from restructuring and other charges, litigation settlements and intangible asset impairment and to a lesser extent from amortization relating to acquisitions. There can be no assurance when or if the Company will generate net income in the future.

INTANGIBLE ASSETS

     At September 30, 1998, the Company recorded an intangible asset impairment charge of $390.6 million to adjust the intangible assets of the Physician Services segment to their fair value. As previously disclosed, management continually monitors its results of operations and other developments within the industry to adjust its cash flow forecast, as necessary, to determine if an adjustment is necessary to the carrying value of the Company's intangible assets.

     During the third quarter of 1998, management of the Company believed there were events and changes in circumstances that warranted a re-assessment as to whether the carrying amount of the intangible assets for the Physician Services segment was still recoverable. These events included: (i) a continual increase in the segment's operating losses due primarily to client losses; (ii) significant litigation charges within the Physician Services segment; and (iii) absence of revenue growth within the Physician Services segment. Therefore, in accordance with applicable accounting rules, management prepared a 40 year undiscounted cash flow analysis to determine if these intangible assets were still recoverable. Management prepared the analysis with assumptions that reflected its current outlook on the business. In all instances, management believes the assumptions inherent in the analysis were reasonable and supportable. The following key assumptions were used in management's undiscounted cash flow analysis: (i) revenue was forecasted to decline over the next five years and then remain flat; (ii) EBITDA margin was forecasted to continue to decrease in 1999, increase slightly over the following four years and then stabilize at a moderate margin over the remaining life of the asset; and (iii) capital spending would be maintained in the range of 3% of revenue. Since the undiscounted cash flow model showed an impairment of the Company's long-lived assets, the Company used a discounted cash flow model to measure the fair value of these long-lived assets which was consistent with the Company's policy. The fair value calculation determined that the fair value of the long-lived assets was approximately $63 million. The Company wrote-off the value of its longest lived assets first, which resulted in the write-off of all of the Physician Services segment's goodwill and a portion of the value of its client lists. As a result of this impairment charge, the Company reduced the estimated useful life of its remaining intangible assets for the Physician Services segment to 10 years.

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DEPENDENCE ON TURNAROUND; FUTURE OPERATING RESULTS; MANAGEMENT

     The Company suffered several setbacks in recent years, including (i) government investigations into: (a) the California Investigation, and (b) the GFS Investigation; (ii) the failure of prior managements' acquisition strategy to integrate companies acquired; (iii) several restatements of various financial statements of the Company, including restatements of the Company's fiscal 1994, 1995, 1996 and interim 1997 financial statements; (iv) the discontinuance of the operations of one of the businesses acquired; (v) the abandonment of an extensive reengineering program that failed to realize the improvement in customer service and reduction of costs that were expected; (vi) a steep drop in the price of its Common Stock; and (vii) the filing of various lawsuits and claims made against the Company, including multiple putative shareholder class action lawsuits alleging violations of the federal securities laws. Consequently, the company has been operating in what is commonly described as a "turnaround" situation. In addition to the risks generally associated with any entity in a turnaround situation, the Company faces certain challenges more specific to its operations, including:(i) integrating several recent acquisitions into its ongoing operations; (ii) shifting its strategic focus from acquiring compatible businesses to running its existing businesses efficiently and profitably; (iii) managing existing customers' perceptions of the Company's continued viability and refocusing on the high levels of customer service required to develop new customers and retain existing customers; (iv) combating employee turnover, particularly in light of declines in the market value of the Company's Common Stock (the value of which often plays a role in compensation of employees); (v) reducing costs and increasing efficiencies; and (vi) reevaluating the efficiency of its operations following the Company's 1996 abandonment of its reengineering initiative to develop a unified billing and information hardware and software system across all of its operating platforms, the costs of which were subsequently determined to outweigh the benefits.

     There can be no assurance that the Company will successfully meet these or other operating challenges or that the Company's operating plans ultimately will be successful. Any failure with respect to the foregoing



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could have a material adverse effect on the Company which could require the
Company to seek appropriate amendments to its existing credit facility.

     The Company's success in general, and the successful implementation of its operating plans in particular, is dependent upon, among other things, the continued contributions of the Company's senior management. There can be no assurance that the Company's management will be successful and the loss of services of those members could have a material adverse effect on the Company's businesses.

ACCOUNTING ISSUES

     The Company received a subpoena from the Securities and Exchange Commission (the "Commission") in connection with an on-going Commission investigation on January 2, 1998. The subpoena seeks information in connection with the November 19 and December 23, 1997 restatements and certain charges taken by the Company in the third quarter of 1997. There can be no assurances that the results of such inquiry will not have a material adverse effect on the Company or that further restatements of the Company's financial statements will not be required.

     There can be no assurance that there will not be additional adjustments to or reserves taken in the Company's financial statements in respect of the pending or future lawsuits and government investigations.

EVOLVING INDUSTRY STANDARDS; RAPID TECHNOLOGICAL CHANGES

     The markets for Medaphis' software products and services are characterized by rapidly changing technology, evolving industry standards and frequent new product introductions. Medaphis' success in its business will depend in part upon its continued ability to enhance its existing products and services, to introduce new products and services quickly and cost-effectively to meet evolving customer needs, to achieve market acceptance for new product and service offerings and to respond to emerging industry standards and other technological changes. There can be no assurance that Medaphis will be able to respond effectively to technological changes or new industry standards. Moreover, there can be no assurance that competitors of Medaphis will not develop competitive products, or that any such competitive products will not have an adverse effect upon Medaphis' operating results.

     The Company intends further to refine, enhance and develop certain of the Company's existing software and billing systems and to change all of the Company's billing and accounts receivable management services operations over to the Company's most proven software systems and technology to reduce the number of systems and technologies that must be maintained and supported. Moreover, management intends to continue to implement "best practices" and other established process improvements in its operations going forward. There can be no assurance that the Company will be successful in refining, enhancing and developing its software and billing systems going forward, that the costs associated with refining, enhancing and developing such software and systems will not increase significantly in future periods, that the Company will be able successfully to migrate the Company's billing and accounts receivable management services operations to the Company's most proven software systems and technology or that the Company's existing software and technology will not become obsolete as a result of ongoing technological developments in the marketplace.

CLIENT/SERVER INFORMATION TECHNOLOGY PRODUCTS

     Medaphis' client/server information technology business involves, among other things, projects designed to reengineer significant customer operations through the strategic use of imaging, client/server and other advanced technologies. Failure to meet expectations with respect to a major project could damage the Company's reputation and standing in the client/server information technology marketplace, affect its ability to attract new client/server information technology business, result in the payment of damages to the customer, jeopardize the Company's ability to collect for services already performed on the project and otherwise adversely affect its results of operations.




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
YEAR 2000

     It is possible that the Company's currently installed computer systems, software products or other business systems, or those of the Company's customers, vendors or resellers, working either alone or in conjunction with other software or systems, will not accept input of, store, manipulate and output dates for the years 1999, 2000 or thereafter without error or interruption (commonly known as the "Year 2000" problem). The Company has conducted a review of its business systems, including its computer systems, and is querying its customers, vendors and resellers as to their progress in identifying and addressing problems that their computer systems may face in correctly interrelating and processing date information as the year 2000 approaches and is reached. Through its review, the Company has identified a number of older legacy systems that will be abandoned in favor of a limited number of more efficient processing systems, rather than make all the systems Year 2000 compatible. GFS's computerized coding system is one of the legacy systems from which the Company has transitioned. The Company believes that it is on target to complete substantially all of these system migration efforts with respect to its Physician Services business in the first half of 1999. The detail planning and inventory for the majority of the Company's legacy systems that are being modified for Year 2000 compatibility has been completed and such systems are in remediation. In the third quarter of 1998, Per-Se Technologies released Year 2000 compatible versions for its scheduling products. Customers, vendors and resellers have been identified and requests for information distributed regarding the Year 2000 readiness of such parties. Responses are expected through the first quarter of 1999. The Company will develop contingency plans during the fourth quarter of 1998 through the second quarter of 1999 in response to assessments of the Year 2000 readiness of customers, vendors and resellers. The estimated cost of the Company's Year 2000 efforts is $10 million to $15 million over 1998 and 1999, the majority of which represents redirection of internal resources. However, there can be no assurance that the Company will identify all such Year 2000 problems in its computer systems or those of its customers, vendors or resellers in advance of their occurrence or that the Company will be able to successfully remedy any problems that are discovered. The expenses of the Company's efforts to identify and address such problems, or the expenses or liabilities to which the Company may become subject as a result of such problems, could have a material adverse effect on the Company's business, financial condition and results of operations. The revenue stream and financial stability of existing customers may be adversely impacted by Year 2000 problems, which could cause fluctuations in the Company's revenue. In addition, failure of the Company to identify and remedy Year 2000 problems could put the Company at a competitive disadvantage relative to companies that have corrected such problems.


COMPETITION; INDUSTRY AND MARKET CHANGES

     The business of providing management services and information technology to physicians and hospitals is highly competitive. Medaphis competes with certain national and regional physician and hospital reimbursement organizations and collection businesses (including local independent operating companies), certain national information and data processing organizations and certain physician groups and hospitals that provide their own business management services. Potential industry and market changes that could adversely affect the billing and collection aspects of Medaphis' business include (i) a significant increase in managed care providers relative to conventional fee-for-service providers, potentially resulting in substantial changes in the medical reimbursement process, or the Company's failure to respond to such changes and (ii) new alliances between healthcare providers and third-party payors in which healthcare providers are employed by such third-party payors. The business of providing application software, information technology and consulting services is also highly competitive and Medaphis faces competition from certain national and regional companies in connection with its technology operations. Certain of Medaphis' competitors have longer operating histories and greater financial, technical and marketing resources than Medaphis. There can be no assurance that competition from current or future competitors will not have a material adverse effect upon Medaphis.

     The Company's business is affected by, among other things, trends in the U.S. healthcare industry. As healthcare expenditures have grown as a percentage of the U.S. Gross National Product, public and private healthcare cost containment measures have applied pressure to the margins of healthcare providers.


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
Historically, some healthcare payors have paid the prices established by providers while other healthcare payors, notably government agencies and managed care companies, have paid less than established prices (in many cases less than the average cost of providing the services). As a consequence, prices charged to healthcare payors willing to pay established prices have increased in order to recover the cost of services purchased by government agencies and others but not paid for by them (i.e., "cost shifting"). The increasing complexity in the reimbursement system and assumption of greater payment responsibility by individuals have caused healthcare providers to experience increase accounts receivable and bad debt levels and higher business office costs. Healthcare providers historically have addressed these pressures on profitability by increasing their prices, by relying on demographic changes to support increases in the volume and intensity of medical procedures and by cost shifting. Notwithstanding the providers' responses to these pressures, management believes that the revenue growth rate experienced by the Company's clients continues to be adversely affected by increased managed care and other industry factors affecting healthcare providers in the United States. At the same time, the process of submitting healthcare claims for reimbursement to third party payors in accordance with applicable industry and regulatory standards continues to grow in complexity and to become more costly. Management believes that these trends have adversely affected and could continue to adversely affect the revenues and profit margins of the Company's operations.

Governmental Investigatory Resources and Healthcare Reform

     The federal government in recent years has placed increased scruting on the billing and collection practices of healthcare providers and related entities, and particularly on possibly fraudulent billing practices. This heightened scrutiny has resulted in a number of high profile civil and criminal investigations, lawsuits and settlements.

     In 1996, Congress enacted the Health Insurance Portability and Accounting Act of 1996, Pub. L. No. 104-191, 1996 U.S.C.C.A.N. (110 Sat. 1936) (codified in scattered sections of the United States Code, including 18, 26, 29 and 42 U.S.C.), which includes an expansion of provisions relating to fraud and abuse, creates additional criminal offenses relating to healthcare benefit programs, provides for forfeitures and asset-freezing orders in connection with such healthcare offenses and contains provisions for instituting greater coordination of federal, state and local enforcement agency resources and actions.

     In recent years, the focus of healthcare legislation has been on budgetary and related funding mechanism issues. Both the Congress and the Clinton Administration have made proposals to reduce the rate of increase in projected Medicare and Medicaid expenditures and to change funding mechanisms and other aspects of both programs. In late 1995, Congress passed legislation that would substantially reduce projected expenditure increases and would make significant changes in the Medicare and Medicaid programs. The Clinton Administration has proposed alternate measures to reduce, to a lesser extent, projected increases in Medicare and Medicaid expenditures. Neither proposal has become law and Medaphis anticipates that both the Clinton Administration and the Republican majorities in Congress will introduce legislation in 1998 designed to reduce projected increases in Medicare and Medicaid expenditures and to make other changes in the Medicare and Medicaid programs. Medaphis anticipates that such proposed legislation would, if adopted, change aspects of the present methods of paying physicians under such programs and provide incentives for Medicare and Medicaid beneficiaries to enroll in health maintenance organizations and other managed care plans. Medaphis cannot predict the effect of any such legislation, if adopted, on its operations.

     A number of states in which Medaphis has operations either have adopted or are considering the adoption of healthcare reform proposals at the state level. Medaphis cannot predict the effect of proposed state healthcare reform laws on its operations. Additionally, certain reforms are occurring in the healthcare market, including certain employer initiatives such as creating purchasing cooperatives and contracting for healthcare services for employees through managed care companies (including health maintenance organizations), and certain provider initiatives such as risk-sharing among healthcare providers and managed care companies through capitated contracts and integration among hospitals and physicians into comprehensive delivery systems. Consolidation of management and billing services through integrated delivery systems may result in a decrease in demand for Medaphis billing and collection services for particular physician practices.


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






EXISTING GOVERNMENT REGULATION

     Existing government regulation can adversely affect Medaphis' business through, among other things, its potential to reduce the amount of reimbursement received by Medaphis' clients for healthcare services. Medaphis' medical billing and collection activities are also governed by numerous federal and state civil and criminal laws. In general, these laws provide for various fines, penalties, multiple damages, assessments and sanctions for violations, including possible exclusion from Medicare, Medicaid and certain other federal and state healthcare programs.

     Submission of claims for services or procedures that are not provided as claimed, or which otherwise violate the regulations, may lead to civil monetary penalties, criminal fines, imprisonment and/or exclusion from participation in Medicare, Medicaid and other federally funded healthcare programs. Specifically, the Federal False Claims Act allows a private person to bring suit alleging false or fraudulent Medicare or Medicaid claims or other violations of the statute and for such person to share in any amounts paid to the government in damages and civil penalties. Successful plaintiffs can receive up to 25-30% of the total recovery from the defendant. Such qui tam actions or "whistle-blower" lawsuits have increased significantly in recent years and have increased the risk that a company engaged in the healthcare industry, such as Medaphis and many of its customers, may become the subject of a federal or state investigation, may ultimately be required to defend a false claims action, may be subjected to government investigation and possible criminal fines, may be sued by private payors and may be excluded from Medicare, Medicaid and/or other federally funded healthcare programs as a result of such an action. Some state laws also provide for false claims actions, including actions initiated by a qui tam plaintiff. Medaphis is currently the subject of several federal investigations, and there can be no assurance that Medaphis will not be the subject of false claims or qui tam proceedings relating to its billing and collection activities or that Medaphis will not be the subject of further government scrutiny or investigations relating to its billing and accounts receivable management services operations. Any such proceeding or investigation could have a material adverse effect upon the Company.

     Credit collection practices and activities are regulated by both federal and state law. The Federal Fair Debt Collection Practices Act (the "Federal Fair Debt Act") sets forth various provisions designed to eliminate abusive, deceptive and unfair debt collection practices by debt collectors. Various states have also promulgated laws and regulations that govern credit collection practices. AssetCare, inc. a subsidiary of the Company, is registered as a debt collector in 26 states; however, there can be no assurance that the Company and its subsidiaries (other than AssetCare), will not be subjected to regulation as a "debt collector" under the Federal Fair Debt Act or as a "collection agency" under certain state collection agency laws and regulations. In the event that the Company or a subsidiary of the Company other than AssetCare is subject to such regulation, its impact on the Company cannot be predicted.

     The ownership and operation of hospitals is subject to comprehensive regulation by federal and state governments which may adversely affect hospital reimbursement. Such regulation could have an adverse effect on the operations of hospitals in general, and consequently reduce the amount of the Company's revenue related to its hospital clients.

     There can be no assurance that current or future government regulations or healthcare reform measures will not have a material adverse effect upon Medaphis' business.

     VOLATILITY OF STOCK PRICE. Medaphis believes factors such as announcements with respect to the investigation of the billing practices of certain offices of MPSC by the United States Attorney's Office for the Central District of California, the Company's liquidity and financial resources, divestiture of businesses, the ongoing governmental investigations, putative class action lawsuits, other lawsuits or demands, healthcare reform measures and quarter-to-quarter and year-to-year variations in financial results could cause the market price of Medaphis Common Stock to fluctuate substantially. Any adverse announcement with respect to such matters or any shortfall in revenue or earnings from levels expected by securities analysts could have an immediate and material adverse effect on the trading price of Medaphis Common Stock in any given period. As a result, the market for Medaphis Common Stock may experience material adverse price and volume fluctuations and an investment in the Company's Common Stock is not suitable for any investor who is unwilling to assume the risk associated with any such price and volume fluctuations.


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






     This Safe Harbor Statement supersedes the Safe Harbor Statements filed as
Exhibit 99.1 to the Company's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 1998 and as Exhibit 99.13 to the Company's Annual Report on Form 10-K/A for the year ended December 31, 1997.


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